As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Innovative Eyewear, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	84-2794274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(Address of Principal Executive Offices) (Zip Code)

2021 Equity Incentive Plan

(Full Title of the Plan)

Harrison Gross

Chief Executive Officer

11900 Biscayne Blvd., Suite 630

North Miami, Florida, 33181

(Name and Address of Agent for Service)

(786) 785-5178

(Telephone Number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Sarah W. Williams, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of Americas, 11th Floor

New York, New York 10105

(212) 370-1300

Fax: (212) 370-7889

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This registration statement on Form S-8 of Innovative Eyewear, Inc. (this “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register up to 1,461,431 shares of our common stock, par value $0.00001 per share (the “Common Stock”), to be issued under our 2021 Equity Incentive Plan (the “Plan”) to our employees, consultants and “affiliates” as such term is defined in Rule 405 under the Securities Act, which shares may include “control securities” as such term is defined in General Instruction C to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in this Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference.

Innovative Eyewear, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

●	The Registrant’s Current Reports on Form 8-K filed on August 18, 2022; and

●	The description of the Registrant’s Common Stock contained in Description of Capital Stock in the Registrant’s Registration Statement on Form S-1/A filed with the SEC on August 12, 2022.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, counsel to the Registrant.

Item 6.	Indemnification of Officers and Directors.

The Florida Business Corporation Act authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our second amended and restated articles of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Florida Business Corporation Act. Our second amended and restated bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Florida Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Registrant has filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

EXHIBIT INDEX

Number	Description
4.1	2021 Equity Incentive Plan*
5.1	Opinion of Ellenoff Grossman & Schole LLP*
23.1	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*
23.2	Consent of Cherry Bekaert LLP, Independent Registered Public Accounting Firm*
24.1	Power of Attorney (included in the signature page to this Registration Statement)*
107	Filing Fee Table*

*	Filed herewith.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on September 30, 2022.

Innovative Eyewear, Inc..

By:	/s/ Harrison Gross
	Name:	Harrison Gross
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Harrison Gross, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harrison Gross	Chief Executive Officer and Director	September 30, 2022
Harrison Gross	(Principal Executive Officer)

/s/ Konraad Dabrowski	Chief Financial Officer	September 30, 2022
Konrad Dabrowski	(Principal Financial and Accounting Officer)

/s/ Frank Rescigna	Director	September 30, 2022
Frank Rescigna

/s/ Kristen McLaughlin	Director	September 30, 2022
Kristen McLaughlin

/s/ Louis Castro	Director	September 30, 2022
Louis Castro

/s/ Olivia C. Bartlett	Director	September 30, 2022
Olivia C. Bartlett